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                                  EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
                          GARDEN STATE NEWSPAPERS, INC.
                                 (IN THOUSANDS)
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                                                                                                Nine Months
                                                                                                   Ended
                                       1994        1995        1996       1997       1998      March 31, 1999
                                       ----        ----        ----       ----       ----      --------------
Pretax Income ..................     $(15,253)   $    684   $   (752)   $ 34,577   $ 34,392      $      8,666


Fixed Charges:

    Interest ...................       21,607      24,539     25,950      30,902     45,311            40,463

    Debt Issuance Cost .........       11,655          --      1,092       4,508      7,280             5,500

    Capital Lease Interest .....          922       1,120      1,015       1,001        820               616
                                     --------    --------   --------    --------   --------      ------------
                                     $ 34,194    $ 25,659   $ 28,057    $ 36,991   $ 53,411      $     46,579
                                     ========    ========   ========    ========   ========      ============
Ratio of Earnings to
    Fixed Charges ..............     $(15,253)     $ 1.0x   $   (752)     $ 1.9x     $ 1.6x               1.2x
                                     ========    ========   ========    ========   ========      =============
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